Camden National Corporation's Board Authorizes Up To 6.5% Share Repurchase Program

CAMDEN, Maine, Sept. 25, 2012 /PRNewswire/ -- Gregory A. Dufour, president and chief executive officer of Camden National Corporation (NASDAQ®: CAC; the "Company"), announced today that the board of directors of the Company has authorized the renewal of the Company's common stock repurchase program for a one-year term expiring on October 1, 2013. The 2012 Common Stock Repurchase Program will allow for the repurchase of up to 500,000 shares, or approximately 6.5% of the Company's outstanding common stock, over the next year.

"This is our annual renewal of our common stock repurchase program," said Dufour. Under the 2011 Common Stock Repurchase Program, the Company repurchased 78,824 shares, or 16% of the program's allotment and 1% of total outstanding shares.

"We view the repurchase program as one component of our capital management plan which provides flexibility to efficiently return capital to our shareholders when conditions and events warrant," Dufour explained.

The authority granted under the 2012 Common Stock Repurchase Program may be exercised from time to time and in such amounts as market conditions warrant. Any purchases are intended to make appropriate adjustments to the Company's capital structure, including meeting share requirements related to employee benefit plans and for general corporate purposes.

About Camden National Corporation

Camden National Corporation, headquartered in Camden, Maine, is the holding company employing more than 400 Maine residents for two financial services companies including Camden National Bank and the wealth management company, Acadia Trust, N.A. Camden National Bank is a full-service community bank with a network of 38 banking offices throughout Maine. Acadia Trust offers investment management and fiduciary services with offices in Portland and Ellsworth. Located at Camden National Bank, Camden Financial Consultants offers full-service brokerage and insurance services.

Forward-Looking Statements

This press release and the documents incorporated by reference herein contain certain statements that may be considered forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of the words "believe," "expect," "anticipate," "intend," "estimate," "assume," "will," "should," and other expressions which predict or indicate future events or trends and which do not relate to historical matters. Forward-looking statements should not be relied on, because they involve known and unknown risks, uncertainties and other factors, some of which are beyond the control of the Company. These risks, uncertainties and other factors may cause the actual results, performance or achievements of the Company to be materially different from the anticipated future results, performance or achievements expressed or implied by the forward-looking statements.

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CONTACT: Susan Westfall, SVP Clerk, +1-207-230-2096, swestfall@camdennational.com